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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A

                            ------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                OCTOBER 1, 1999
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                              CSK AUTO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                  001-13927                                     86-0765798
          (COMMISSION FILE NUMBER)                   (IRS EMPLOYER IDENTIFICATION NO.)

           645 E. MISSOURI AVENUE,                                 85012
         SUITE 400, PHOENIX, ARIZONA                            (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (602) 265-9200
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      N/A
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

--------------------------------------------------------------------------------
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

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On October 15, 1999, the Registrant filed a current report on Form 8-K and reported under Item 2 that on October 1, 1999, the Registrant, through its wholly-owned subsidiary, CSK Auto, Inc., acquired from PACCAR Inc all of the outstanding capital stock of Al's and Grand Auto Supply, Inc., formerly known as PACCAR Automotive, Inc., a retailer of automotive parts and accessories. Because it was impracticable to provide the required financial statements for the acquired business and pro forma financial information related to the transaction at the time of the filing, such financial statements and pro forma financial information were not included with that report on Form 8-K. Item 7 herein supplements the earlier filing by providing the required financial statements and the pro forma financial information.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial statements of business acquired.

     The following financial statements for PACCAR Automotive, Inc. and subsidiary are listed below and made a part hereof:

        AUDITED FINANCIAL STATEMENTS

        Report of Independent Auditors

        Consolidated Balance Sheet as of December 25, 1998

        Consolidated Statement of Income for the year ended December 25, 1998

        Consolidated Statement of Stockholder's Equity for the year ended
         December 25, 1998

        Consolidated Statement of Cash Flows for the year ended December 25,
         1998

        Notes to Consolidated Financial Statements

        UNAUDITED INTERIM FINANCIAL STATEMENTS

        Condensed Consolidated Balance Sheet as of September 25, 1999
(unaudited)

        Condensed Consolidated Statement of Income (Loss) for the nine months ended September 25, 1999 and September 25, 1998 (unaudited)

        Condensed Consolidated Statement of Cash Flows for the nine months ended
         September 25, 1999 and September 25, 1998 (unaudited)

        Notes to Condensed Consolidated Financial Statements (unaudited)

     (b) Pro forma financial statements.

     The following unaudited pro forma financial statements for CSK Auto Corporation and subsidiary are listed below and made a part hereof:

        Pro Forma Condensed Consolidated Income Statement for the year ended
         January 31, 1999 (fiscal 1998) (Unaudited)

        Pro Forma Condensed Consolidated Income Statement for nine months ended
         October 31, 1999 (Unaudited)

        Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

     (c) Exhibits

 2.1* Stock Purchase Agreement between CSK Auto Inc, an Arizona corporation, and PACCAR Inc, a Delaware corporation, dated as of August 20, 1999.

 4.1*  Third Amended and Restated Credit Agreement, dated as of
       September 30, 1999, among CSK Auto, Inc., The Chase
       Manhattan Bank, DLJ Capital Funding, Inc., Lehman Commercial
       Paper Inc. and the lenders from time to time parties thereto.

 23.1  Consent of Ernst & Young LLP

---------------
* Previously filed

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
PACCAR Automotive, Inc.

     We have audited the accompanying consolidated balance sheet of PACCAR Automotive, Inc. and subsidiary (the Company) as of December 25, 1998, and the related consolidated statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACCAR Automotive, Inc. and subsidiary at December 25, 1998, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Seattle, Washington
November 15, 1999

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 25, 1998

                                                                (IN THOUSANDS)
                                                                --------------
ASSETS
Current assets:
  Cash......................................................       $    348
  Accounts receivable, net of allowance of $474.............          3,606
  Inventories...............................................         77,708
  Prepaid expenses and other current assets.................          2,167
  Deferred income taxes.....................................          1,421
                                                                   --------
Total current assets........................................         85,250
Property and equipment, net.................................         46,420
Deferred income taxes.......................................            442
Goodwill and other assets, net..............................         11,541
                                                                   --------
          Total assets......................................       $143,653
                                                                   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................       $ 34,413
  Accrued payroll and related expenses......................          3,323
  Other.....................................................          3,495
                                                                   --------
Total current liabilities...................................         41,231
Capital lease obligation....................................          4,586
Due to PACCAR Inc...........................................         50,577
Other noncurrent liabilities................................         10,990
Stockholder's equity:
  Common stock, $0.01 par value:
  Authorized shares -- 50,000
  Issued and outstanding shares -- 1,000....................         49,822
Additional paid-in capital..................................         20,073
Accumulated deficit.........................................        (33,626)
                                                                   --------
Total stockholder's equity..................................         36,269
                                                                   --------
Total liabilities and stockholder's equity..................       $143,653
                                                                   ========

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 25, 1998

                                                                (IN THOUSANDS)
                                                                --------------
Net sales...................................................       $212,050
Cost of sales...............................................        118,726
                                                                   --------
Gross profit................................................         93,324
Store direct expenses.......................................         59,271
Warehouse and distribution expenses.........................         11,172
General and administrative expenses.........................         16,324
                                                                   --------
Operating profit............................................          6,557
Other income................................................            432
                                                                   --------
Income before income taxes..................................          6,989
Income taxes................................................          2,972
                                                                   --------
Net income..................................................       $  4,017
                                                                   ========

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                       COMMON STOCK       ADDITIONAL
                                                     -----------------     PAID-IN      ACCUMULATED
                                                     SHARES    AMOUNT      CAPITAL        DEFICIT
                                                     ------    -------    ----------    -----------
                                                                          (IN THOUSANDS)
Balance at December 26, 1997.......................  1,000     $49,822     $16,399       $(34,278)
Dividend paid......................................     --          --          --         (3,365)
  Capital contribution from PACCAR Inc.............     --          --       3,674             --
  Net income.......................................     --          --          --          4,017
Balance at December 25, 1998.......................  1,000     $49,822     $20,073       $(33,626)
                                                     =====     =======     =======       ========

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 25, 1998

                                                              (IN THOUSANDS)
                                                              --------------
OPERATING ACTIVITIES
Net income..................................................     $  4,017
Items included in net income not affecting cash:
  Depreciation and amortization.............................        4,901
  Loss on sales of property and equipment...................          119
  Change in operating assets and liabilities:
     Accounts receivable....................................         (615)
     Inventories............................................      (19,659)
     Prepaid expenses and other assets......................         (994)
     Deferred income taxes..................................          (12)
     Accounts payable.......................................        3,748
     Accrued payroll, related expenses, and other...........          156
                                                                 --------
Net cash used in operating activities.......................       (8,339)
INVESTING ACTIVITIES
Acquisitions of property and equipment......................      (17,390)
Proceeds from asset disposals...............................           20
                                                                 --------
Net cash used in investing activities.......................      (17,370)
FINANCING ACTIVITIES
Net increase in due to PACCAR Inc...........................       25,828
Payments of capital lease obligation........................         (399)
Contribution to paid-in capital.............................        3,674
Dividends paid..............................................       (3,365)
                                                                 --------
Net cash provided by financing activities...................       25,738
                                                                 --------
Net increase in cash and cash equivalents...................           29
Cash and cash equivalents, beginning of year................          319
                                                                 --------
Cash and cash equivalents, end of year......................     $    348
                                                                 ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest......................................     $    416
Capital lease acquisitions..................................     $  1,000

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 25, 1998
                            (CURRENCY IN THOUSANDS)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     PACCAR Automotive, Inc. (the Company), a wholly owned subsidiary of PACCAR Inc, is a specialty retailer of automotive aftermarket parts and accessories. At December 25, 1998, the Company operated 176 stores in 6 western states as a fully integrated company under two brand names: Al's Auto Supply operating in Washington, Idaho, and Oregon; and Grand Auto Supply operating in California, Nevada, Oregon, Idaho, and Alaska.

     PACCAR Automotive Distribution Company (PADC), the Company's wholly owned subsidiary, provides warehouse and distribution services to the Company.

     Effective October 1, 1999, the Company, exclusive of certain assets and liabilities included in the balance sheet, was sold by PACCAR Inc to CSK Auto, Inc. In conjunction with the sale, the Company's name was changed to Al's and Grand Auto Supply, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

     The Company recognizes sales upon delivery of products to its customers, which generally occurs at the Company's retail store locations. For commercial customers, the Company also delivers products to customer locations. All retail and commercial sales are final upon delivery of products. However, as a convenience to the customer and as is typical of most retailers, the Company will accept merchandise returns. The Company generally limits the period of time within which products may be returned to 30 days and requires returns to be accompanied by original packaging and a sales receipt. Based on historical experience, the Company believes that sales returns are immaterial.

INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined by the last-in, first-out method (LIFO).

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 42 years as follows:

Machinery and equipment...............................     5-12 years
Buildings.............................................    34-42 years

     The cost of assets leased under capital lease arrangements is included in machinery and equipment and buildings according to the nature of the asset.

GOODWILL

     Goodwill is amortized on a straight-line basis over 25 years. At December 25, 1998, goodwill amounted to $11,305, net of accumulated amortization of $8,299. Amortization of goodwill was $784 in 1998.

ENVIRONMENTAL

     Expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when it is probable the Company will be obligated to pay amounts for environmental site evaluation, remediations, or related costs, and such amounts can be reasonably estimated.

ADVERTISING

     The Company expenses all advertising costs as incurred. Amounts due under vendor cooperative advertising agreements are recorded as receivables until their collection. Advertising expense for the year ended December 25, 1998 totaled approximately $8,300. Advertising credits under cooperative advertising agreements totaled $10,100 and are netted against advertising expense. A net credit of $1,800 is included within general and administrative expenses.

INCOME TAXES

     The Company files federal and state income tax returns as a member of a consolidated group. Any refund or liability for federal and state income tax is reflected through the intercompany account with PACCAR Inc, which files the consolidated federal and state income tax returns. PACCAR Inc has adopted a policy of allocating income tax liabilities and assets among individual members of the group as if each member was a separate taxpayer.

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities (temporary differences) and the amounts for financial reporting purposes at each year-end based on enacted tax laws and statutory rates applicable to the period in which the temporary differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

3. INVENTORIES

                                                          DECEMBER 25,
                                                              1998
                                                          ------------
Inventories at FIFO (first-in, first-out) cost..........    $81,073
Less excess of FIFO cost over LIFO cost.................     (3,364)
                                                            -------
                                                            $77,709
                                                            =======

4. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following (in thousands):

                                                          DECEMBER 25,
                                                              1998
                                                          ------------
Land....................................................    $  1,661
Buildings and improvements..............................      41,068
Machinery and equipment.................................      48,952
                                                            --------
                                                              91,681
Less accumulated depreciation and amortization..........     (45,261)
                                                            --------
Property and equipment, net.............................    $ 46,420
                                                            ========

     Cost and accumulated amortization of property and equipment under capital leases totaled $7,408 and $3,200, respectively, at December 25, 1998. Amortization for the period is included within total depreciation and amortization of $4,901.

5. LEASES

     The Company leases most of its store locations. Leases expire at various dates through 2013.

     Future minimum lease obligations under noncancelable leases at December 25, 1998 are as follows:

                                                           OPERATING    CAPITAL
                                                            LEASES      LEASES
                                                           ---------    -------
1999.....................................................   $13,111     $  806
2000.....................................................    11,860        774
2001.....................................................    16,688        704
2002.....................................................     9,516        621
2003.....................................................     8,045        621
Thereafter...............................................    24,744      4,473
                                                            -------     ------
                                                            $83,964     $7,999
                                                            =======     ======

     Minimum payments on operating leases have not been reduced by aggregate minimum sublease rentals of $8,529 receivable under noncancelable subleases. Total rental expense under all leases for the year ended December 25, 1998 was $9,908. Capital lease obligations include interest of $2,994, which relates to future periods.

     Certain leases are subject to contingent rental provisions based upon gross sales at the relevant store location.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

6. INCOME TAXES

     The provision (benefit) for income taxes is comprised of the following:

                                                           YEAR ENDED
                                                          DECEMBER 25,
                                                              1998
                                                          ------------
Current:
  Federal.............................................       $2,675
  State...............................................          358
                                                             ------
                                                              3,033
Deferred:
  Federal.............................................          (53)
  State...............................................           (8)
                                                             ------
                                                                (61)
                                                             ------
Total.................................................       $2,972
                                                             ======

     The following table summarizes the differences between the Company's provision for income taxes and the expected provision:

                                                           YEAR ENDED
                                                          DECEMBER 25,
                                                              1998
                                                          ------------
Income before taxes...................................       $6,989
Federal income tax statutory rate.....................           35%
                                                             ------
Expected provision for federal income taxes...........        2,446
State taxes, net of federal benefit...................          229
Goodwill..............................................          274
Other.................................................           23
                                                             ------
Income taxes..........................................       $2,972
                                                             ======

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

     The current and noncurrent deferred tax assets and liabilities consist of the following:

                                                          DECEMBER 25,
                                                              1998
                                                          ------------
Gross deferred tax assets:
  Accrued vacation and workers' compensation..........       $1,891
  Provision for environmental liabilities.............        2,216
  Capital lease expenditures..........................          286
  Product liability...................................          513
  Provision for bad debts.............................          180
  Other...............................................          424
                                                             ------
Total gross deferred tax assets.......................        5,510
Gross deferred tax liabilities:
  Internally developed software.......................         (905)
  Inventory...........................................         (657)
  Depreciation........................................       (1,789)
  Other...............................................         (296)
                                                             ------
Total gross deferred tax liabilities..................       (3,647)
                                                             ------
Net deferred tax assets...............................       $1,863
                                                             ======

     The Company believes that no valuation allowance is required for deferred tax assets in excess of deferred tax liabilities. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

     The Company's federal income tax carryforward has been fully utilized by PACCAR Inc in prior years in its consolidated income tax return.

7. EMPLOYEE BENEFIT PLANS

     The Company provides various health, welfare, and disability benefits to its full-time employees, which are funded primarily by Company contributions. The Company provides postemployment or postretirement health care or life insurance benefits to 12 employees.

     Substantially all union employees are covered by one of the two multi-employer defined benefit pension plans. During 1998, the Company recognized expenses of $540 for these plans.

     The Company sponsors a defined contribution profit-sharing plan with a 401(k) feature (the Plan) which is available to all employees of the Company except those covered under a collective bargaining union agreement. Employees are eligible to participate in the Plan when they have completed one year of continuous service and have worked 1,000 hours or more in the previous 12 months. The Company's profit-sharing contribution consists of 3% of an employee's base salary. This contribution vests after five years of service. In addition, the Company matches 50% of employee 401(k) contributions, up to 4% of the participant's base salary, which vests at the end of the year. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. The Company's 401(k) matching contributions totaled $250 and profit-sharing contributions totaled $755 for the year ended December 25, 1998.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

8. OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities are comprised of the following:

                                                          DECEMBER 25,
                                                              1998
                                                          ------------
Environmental.........................................      $ 5,000
Product liability.....................................        1,176
Workers' compensation.................................        4,297
Health benefits.......................................          406
Other postemployment benefits.........................          111
                                                            -------
                                                            $10,990
                                                            =======

9. COMMITMENTS AND CONTINGENCIES

     The Company is a party to various claims and lawsuits arising in the normal course of business that, in the opinion of management, are not, singularly or in the aggregate, material to the Company's financial position or results of operations.

     The Company is involved in various stages of investigations and clean-up actions related to environmental matters, including soil contamination caused by hydraulic fluid and other chemicals used in servicing vehicles at the Company's stores. The Company has provided $5,800 for the estimated undiscounted costs to investigate and complete clean-up actions where it is probable that the Company will incur such costs in the future.

     While neither the timing nor the amount of the ultimate costs associated with future environmental cleanup can be determined, management does not expect that those matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, receivables, payables, and capital lease obligations. The carrying amounts of these financial instruments approximate fair value.

11. RELATED-PARTY TRANSACTIONS

     PACCAR Inc charges the Company for certain administrative services it provides and for the cost of certain PACCAR Inc employees who devote their time to the Company. These costs are charged to the Company based upon the Company's specific use of the services and PACCAR Inc's cost. Management considers these charges reasonable and not significantly different from the costs that would be incurred if the Company were on a stand-alone basis. Fees for such administrative services of $3,674 were charged to the Company for the year ended December 25, 1998. In lieu of payment, PACCAR Inc recognizes these administrative services as an additional investment in the Company. The Company expenses such charges and records the investment as an increase in equity. The Company pays a dividend to PACCAR Inc for its capital invested in the prior year. Cash dividends of $3,365 were paid in 1998.

     The Company maintains a home office account with PACCAR Inc which is represented by the Due to PACCAR Inc account on the balance sheet. This account is used to receive cash from store sales and to record payroll expenses paid on behalf of the Company. These transactions represent the largest volume of transactions processed through this account.

     The Company participates with PACCAR Inc for the self-insurance of its product liabilities and workers' compensation as well as for health and other post employment benefits (OPEBs) for its employees. During

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

1998, the Company expensed the following amounts which were reflected as increases to the Due to PACCAR Inc balance:

Current income taxes........................................  $3,033
Workers' compensation.......................................   1,360
Health, welfare, and OPEB benefits..........................   2,335
Corporate MIS...............................................     505
Building rent, corporate payroll, and other.................     385
Liability insurance premiums................................     556

     These amounts reflect the Company's portion of expenses incurred by PACCAR Inc on the Company's behalf.

12. YEAR 2000 (UNAUDITED)

     The Company has evaluated its information technology as it relates to Year 2000 compliance. The Company's project management activities include planning, assessment, testing, remediation, and implementation, and are designed to ensure that there are no material adverse effects on core business operations and that transactions with customers, suppliers, and financial institutions are fully supported. The Company completed these efforts in June 1999. The associated costs were not material to the Company.

     While the Company believes its planning, monitoring, and testing efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The Company has identified its critical vendors and is monitoring their Year 2000 compliance programs.

     Overall, the Company's Year 2000 compliance program is ongoing and its ultimate scope, as well as the consideration of contingency plans, will continue to be evaluated as new information becomes available.

13. SUBSEQUENT EVENT

     Effective October 1, 1999, the Company was sold by PACCAR Inc to CSK Auto, Inc. Certain assets and liabilities were excluded from the sale based on the terms of the agreement.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  SEPTEMBER 25,
                                                                       1999
                                                                ------------------
ASSETS
Current assets:
Cash........................................................         $    250
Accounts receivable.........................................            4,131
Inventories.................................................           92,263
Prepaid expenses and other current assets...................              925
                                                                     --------
          Total current assets..............................           97,569
Property and equipment, net.................................           37,369
Deferred income taxes.......................................            2,622
Goodwill and other assets...................................           10,955
                                                                     --------
          Total Assets......................................         $148,515
                                                                     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable............................................           26,101
Accrued payroll and related expenses........................            3,828
Other.......................................................            1,895
                                                                     --------
          Total current liabilities.........................           31,824
Capital lease obligation....................................            3,544
Due to PACCAR Inc...........................................           75,844
Other noncurrent liabilities................................            9,307
                                                                     --------
          Total noncurrent liabilities......................           88,695
Stockholder's equity........................................           27,996
                                                                     --------
          Total liabilities and stockholder's equity........         $148,515
                                                                     ========

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

               CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 25,    SEPTEMBER 25,
                                                                  1999             1998
                                                              -------------    -------------
Net sales...................................................    $176,930         $156,075
Cost of sales...............................................     100,654           88,468
                                                                --------         --------
Gross profit................................................      76,276           67,607
Store direct expenses.......................................      55,235           43,383
Warehouse and distribution expenses.........................      10,814            8,126
General and administrative expenses.........................      11,565           10,162
Goodwill amortization.......................................         588              588
Other (income) and expense..................................         (28)           1,187
                                                                --------         --------
Earnings before income tax..................................      (1,898)           4,161
Income tax expense (benefit)................................        (486)           1,840
                                                                --------         --------
Net income (loss)...........................................    $ (1,412)        $  2,321
                                                                ========         ========

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 25,    SEPTEMBER 25,
                                                                  1999             1998
                                                              -------------    -------------
OPERATING ACTIVITIES
Net Income (loss)...........................................    $ (1,412)        $  2,321
Items included in net income not affecting cash:
Depreciation and amortization...............................       4,747            3,547
Gain on fixed asset sales...................................        (704)              39
Change in operating assets and liabilities
(Increase) decrease in assets other than cash and
  equivalents:
Receivables.................................................        (525)             248
Inventories.................................................     (14,556)          (9,911)
Other.......................................................      (2,152)           1,315
Increase (decrease) in liabilities:
Accounts payable and accrued expenses.......................      (8,078)          (1,212)
Other.......................................................       2,188             (210)
                                                                --------         --------
Net cash provided (used) from operating activities..........     (20,491)          (3,864)
                                                                --------         --------
INVESTING ACTIVITIES
Acquisition of property, plant and equipment................      (3,937)         (10,066)
Proceeds from asset disposals...............................         119               15
                                                                --------         --------
Net cash used in investing activities.......................      (3,818)         (10,051)
                                                                --------         --------
FINANCING ACTIVITIES
Net increase (decrease) in PACCAR Inc.......................      25,267           13,746
Net increase (decrease) in capital lease obligations........      (1,041)             700
Contributed capital.........................................       3,660            2,809
Dividends paid..............................................      (3,674)          (3,365)
                                                                --------         --------
Net cash provided by financing activities...................      24,211           13,890
                                                                --------         --------
Net increase (decrease) in cash and cash equivalents........         (98)             (25)
Cash and cash equivalents at beginning of year..............         348              319
                                                                --------         --------
Cash and cash equivalents at end of year....................    $    250         $    294
                                                                ========         ========

                            See accompanying notes.

                     PACCAR AUTOMOTIVE, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                               SEPTEMBER 25, 1999

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     PACCAR Automotive, Inc. (the Company), a wholly-owned subsidiary of PACCAR Inc, is a specialty retailer of automotive aftermarket parts and accessories. At September 25, 1999, the Company operated 194 stores in 6 western states as a fully integrated company under two brand names: Al's Auto Supply operating in Washington, Idaho, and Oregon; and Grand Auto Supply operating in California, Nevada, Oregon, Idaho, and Alaska.

     PACCAR Automotive Distribution Company (PADC), the Company's wholly owned subsidiary, provides warehouse and distribution services to the Company.

     Effective October 1, 1999, the Company was sold by PACCAR Inc to CSK Auto, Inc. In conjunction with the sale, the Company's name was changed to Al's and Grand Auto Supply, Inc. The exclusion of certain assets and liabilities from the sale transaction has been reflected in these financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

     The Company recognizes sales upon delivery of products to its customers, which generally occurs at the Company's retail store locations. For commercial customers, the Company also delivers products to customer locations. All retail and commercial sales are final upon delivery of products. However, as a convenience to the customer and as is typical of most retailers, the Company will accept merchandise returns. The Company generally limits the period of time within which products may be returned to 30 days and requires returns to be accompanied by original packaging and a sales receipt. Based on historical experience, the Company believes that sales returns are immaterial.

INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined by the last-in, first-out method (LIFO).

3. BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein were prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission, but do not include all information and footnotes required by generally accepted accounting principles. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the Company's financial position and the results of its operations and cash flows. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto for the fiscal year ended December 25, 1998.

                      CSK AUTO CORPORATION AND SUBSIDIARY

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

INTRODUCTION

     Effective October 1, 1999, the Company, through its wholly-owned subsidiary, CSK Auto, Inc., acquired all of the issued and outstanding shares of common stock of Al's and Grand Auto Supply, Inc., formerly known as PACCAR Automotive, Inc. ("PAI") for a cash price of $144.9 million, plus acquisition costs of approximately $0.2 million. The Company funded the purchase price principally from borrowing under an amendment and restatement of its senior credit facility.

     The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of the respective companies. These unaudited pro forma condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited financial statements, including the notes thereto, of the Company, as included in the Company's Annual Report on Form 10-K filed on April 28, 1999, and PAI which are included herein.

     The accompanying pro forma information for the fiscal year ended January 31, 1999 reflects the business combination as if it had occurred on February 2, 1998 (the first day of the Company's 1998 fiscal year). The accompanying pro forma information for the nine-month period ended October 31, 1999 reflects: (1) the actual results of the acquired business from October 1, 1999 (the actual date of the business combination) and (2) the pro forma results of the acquired business as if the combination had occurred on February 1, 1999 (the first day of the Company's 1999 fiscal year). In both cases, the fiscal periods presented are those used by the Company. They have been combined with the closest fiscal period of the acquired business, which are the year ended December 25, 1998 (in the case of fiscal 1998), and the eight-months ended September 25, 1999 (in the case of the Company's nine-months ended October 31, 1999).

     Pro forma balance sheet information has not been presented because the business combination was completed and has already been reflected in the unaudited balance sheet of the Company included in its quarterly report on Form 10-Q for the quarter ended October 31, 1999.

     The purchase accounting information included herein is preliminary and has been made solely for the purposes of developing the unaudited pro forma condensed consolidated financial information. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would have been reported had the acquisition and related borrowings actually occurred as of February 2, 1998, or February 1, 1999, nor is it necessarily indicative of future financial position or results of operations. Although cost savings and other future synergy benefits of the combined companies are expected, no such benefits are reflected in these pro forma condensed financial statements.

                      CSK AUTO CORPORATION AND SUBSIDIARY

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                          CSK AUTO         AL'S AND GRAND
                                         CORPORATION      AUTO SUPPLY, INC.                    CSK AUTO
                                      FISCAL YEAR ENDED   FISCAL YEAR ENDED      PRO FORMA    CORPORATION
                                      JANUARY 31, 1999    DECEMBER 25, 1998     ADJUSTMENTS    PRO FORMA
                                      -----------------   -----------------     -----------   -----------
Net sales...........................     $1,004,385           $212,050                        $1,216,435
Cost of sales.......................        531,073            129,898                           660,971
                                         ----------           --------           --------     ----------
Gross profit........................        473,312             82,152                 --        555,464
Other costs and expenses:
  Operating and administrative......        391,863             74,811           $ (1,807)(a)    464,867
  Transition and integration........          3,075                 --                             3,075
  Write-off of unamortized
     management fee.................          3,643                 --                             3,643
  Goodwill amortization.............             --                784              1,960(b)       2,744
  Secondary stock offering costs....            770                 --                               770
                                         ----------           --------           --------     ----------
Operating profit....................         73,961              6,557               (153)        80,365
Interest expense....................         30,730                 --             13,013(c)      43,743
Other (income)......................             --               (432)                             (432)
                                         ----------           --------           --------     ----------
Income before income taxes and
  extraordinary loss................         43,231              6,989            (13,166)        37,054
Income tax expense..................         15,746              2,972             (5,222)(d)     13,496
                                         ----------           --------           --------     ----------
Income before extraordinary loss....         27,485              4,017             (7,944)        23,558
Extraordinary loss, net of tax......         (6,767)                                              (6,767)
                                         ----------           --------           --------     ----------
Net income..........................     $   20,718           $  4,017           $ (7,944)    $   16,791
                                         ==========           ========           ========     ==========
Basic earnings per share............           0.78                                                 0.63
Weighted average shares.............     26,722,322                                           26,722,322
Diluted earnings per share..........           0.75                                                 0.61
Weighted average shares.............     27,640,099                                           27,640,099

                            See accompanying notes.

                      CSK AUTO CORPORATION AND SUBSIDIARY

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                   NINE MONTHS ENDED   EIGHT MONTHS ENDED
                                   OCTOBER 31, 1999    SEPTEMBER 25,1999
                                       CSK AUTO          AL'S AND GRAND        PRO FORMA     PRO FORMA
                                      CORPORATION      AUTO SUPPLY, INC.      ADJUSTMENTS    COMBINED
                                   -----------------   ------------------     -----------   -----------
Net sales........................     $   903,044           $158,762           $     --     $ 1,061,806
Cost of sales....................         469,790            100,023                 --         569,813
                                      -----------           --------           --------     -----------
Gross profit.....................         433,254             58,739                 --         491,993
Other costs and expenses:
  Operating and administrative...         345,865             59,616             (1,216)(a)     404,265
  Transition and integration.....           4,170                 --                 --           4,170
  Goodwill amortization..........             719                523              1,319(b)        2,561
                                      -----------           --------           --------     -----------
Operating profit.................          82,500             (1,400)              (103)         80,997
Interest expense.................          27,016                 --              8,759(c)       35,775
Other (income)...................              --               (204)                --            (204)
                                      -----------           --------           --------     -----------
Income before income taxes and
  extraordinary loss.............          55,484             (1,196)            (8,862)         45,426
Income tax expense...............          21,261               (246)            (3,608)(d)      17,407
                                      -----------           --------           --------     -----------
Income before extraordinary
  loss...........................          34,223               (950)            (5,254)         28,019
Cumulative effect of change in
  accounting principle, net of
  tax............................            (741)                                                 (741)
                                      -----------           --------           --------     -----------
Net income.......................     $    33,482           $   (950)          $ (5,254)    $    27,278
                                      ===========           ========           ========     ===========
Basic earnings per share.........            1.20                                                  0.98
Weighted average shares..........      27,808,757                                            27,808,757
Diluted earnings per share.......            1.17                                                  0.95
Weighted average shares..........      28,708,125                                            28,708,125

                            See accompanying notes.

                      CSK AUTO CORPORATION AND SUBSIDIARY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

GENERAL

     Acquisition cost and the preliminary purchase accounting adjustments are set forth below (in thousands):

Purchase Price..............................................    $144,880
Transaction costs...........................................         250
                                                                --------
          Total acquisition costs...........................    $145,130
                                                                ========
Book value of net assets acquired...........................    $106,596
  Purchase price adjustments:
     Write down of acquired goodwill to estimated fair
       value................................................     (10,912)
     Write down of property and equipment to estimated fair
       value................................................      (6,525)
     Reserve for store closures.............................      (4,025)
     Reserve for employee severance.........................      (1,566)
     Deferred income taxes..................................       1,261
     Net adjustment to reflect inventories at estimated fair
       market values, less normal gross profit and costs to
       sell.................................................         (79)
     Other, net.............................................         (19)
                                                                --------
Book value of net assets acquired after preliminary
  Purchase accounting adjustments...........................      84,731
Net excess of acquisition cost over net assets acquired.....      60,399
                                                                --------
                                                                $145,130
                                                                ========

                      CSK AUTO CORPORATION AND SUBSIDIARY

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PRO FORMA ADJUSTMENTS ARE AS FOLLOWS:

a) Reflects the net adjustment resulting from: (1) the elimination of depreciation expense from the historical financial statements of Al's & Grand Auto Supply, and (2) the inclusion of adjusted depreciation expense resulting from the acquisition. Property and equipment balances reflect an adjustment to estimated fair market value upon the date of acquisition. For pro forma purposes, depreciation expense has been calculated on a straight-line basis over the estimated useful lives of the related assets, which range from 5 to 25 years, or for leasehold improvements the shorter of the base lease term or estimated useful life.

b) Reflects the net adjustment resulting from: (1) the elimination of goodwill amortization from the historical financial statements of Al's & Grand Auto Supply, and (2) the inclusion of adjusted goodwill amortization resulting from the acquisition. Goodwill is approximately $60.4 million and reflects the excess of purchase cost of the acquired business over the net assets acquired, based on a preliminary purchase price allocation. Goodwill has been amortized on a straight-line basis utilizing a life of 30 years.

c) Reflects the sum of: (1) the estimated increase in interest expense resulting from borrowings undertaken to complete the acquisition, and (2) the increase in amortization of debt offering costs resulting from costs incurred to obtain the amendment and restatement of the Company's credit facilities to finance the acquisition. Interest has been computed at an assumed rate of 8.2%, which approximates the Company's effective incremental interest rate had the debt been outstanding during the periods indicated. Debt offering costs have been amortized on an effective-interest method over the remaining life of the associated indebtedness.

d) Reflects the income tax impact of the pro forma adjustments, utilizing an effective tax rate of approximately 36.4% for the fiscal year 1998 and 38.3% for the nine-month period ended October 31, 1999.

                                   SIGNATURES

     Pursuant the to requirements of the Securities Exchange Act of 1934, the registrant has Caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CSK AUTO CORPORATION

                                          By: /s/ DON W. WATSON
                                            ------------------------------------
                                            Don Watson
                                            Chief Financial Officer

Date: March 17, 2000

                                 EXHIBIT INDEX

 2.1* Stock Purchase Agreement between CSK Auto, Inc., an Arizona corporation, and PACCAR Inc, a Delaware corporation, dated as of August 20, 1999.
 4.1*  Third Amended and Restated Credit Agreement, dated as of
       September 30, 1999, among CSK Auto, Inc., The Chase
       Manhattan Bank, DLJ Capital Funding, Inc., Lehman Commercial
       Paper Inc. and the lenders from time to time parties thereto.

 23.1  Consent of Ernst & Young LLP

---------------
* Previously filed